Exhibit 99.2

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen

Investor Relations

(973) 357-3283

Release Date: Immediate

Cytec Announces Agreement to Divest Coating Resins Business

Transaction values Coating Resins at $1,150 million

Woodland Park, New Jersey, October 9, 2012 – Cytec Industries Inc. (NYSE:CYT) announced today a definitive agreement to divest its Coating Resins business to Advent International, a global private equity firm for $1,032 million plus assumed liabilities of $118 million bringing the total value to $1,150 million. The sale is expected to close in the first quarter 2013, following the satisfaction of regulatory requirements and other customary closing conditions.

“I am extremely pleased with the evolution of Cytec over the last 18 months and this transaction is another significant step in our portfolio transformation,” said Shane Fleming, Chairman, President, and Chief Executive Officer of Cytec. “The sale enables us to focus on our industry-leading portfolio of growth platforms comprised of advanced materials and separation technologies to drive long-term growth and deliver greater returns to our shareholders.”

“The transaction with Advent International creates an opportunity for the Coating Resins segment to fully leverage its breadth of environmentally-friendly resin technologies. I want to thank the employees in Coating Resins for their focus and perseverance during the divestiture process and for their good work that has led to improvement in the business performance,” said Mr. Fleming. Included in the transaction are the Radiation-Cured Resins, Liquid Coating Resins, Powder Coating Resins and Amino Crosslinkers product lines.

J.P. Morgan acted as Cytec’s financial advisor.

Investor Conference Call to be held on October 9 at 2:00pm US Eastern Time

Cytec will host a live conference call for investors today, October 9 at 2:00pm Eastern Standard Time to review the transaction. Investors can listen to the call by dialing (888) 894-3692 (US & Canada) or (706) 902-4297 (International) and using access code 39651541. A live webcast of the call may also be accessed through the Investor Relations section of Cytec’s web site at www.cytec.com. Presentation materials will be available on the web site prior to the call.

About Cytec

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

About Advent

Founded in 1984, Advent is one of the world's leading global buyout firms, with offices in 16 countries on four continents. A driving force in international private equity for 28 years, Advent has built an unparalleled global platform of over 170 investment professionals across Western and Central Europe, North America, Latin America and Asia. The firm focuses on international buyouts, strategic repositioning opportunities and growth buyouts in five core sectors, working actively with management teams to drive revenue growth and earnings improvements in portfolio companies. Since its inception, Advent has raised $26 billion in private equity capital and, through its buyout programs, has completed over 270 transactions in 35 countries. For more information, please visit www.adventinternational.com.

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